Exhibit 5.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Algonquin Power & Utilities Corp. of our report dated February 15, 2017 relating to the financial statements of The Empire District Electric Company, which appears in Algonquin Power & Utilities Business Acquisition Report (“BAR”) filed on Form 6-K dated March 10, 2017.

/s/ PricewaterhouseCoopers LLP
St. Louis, MO
March 10, 2017